Exhibit 99.1

Beneficient Regains Compliance with NASDAQ Minimum Stockholders’ Equity Requirement and Audit Committee Requirement

DALLAS, TX – November 26, 2024 – Beneficient (the “Company”) (Nasdaq: BENF), a technology-enabled platform providing liquidity and related trust and custody services to holders of alternative assets, today announced that it has received notice from The Nasdaq Stock Market LLC (“Nasdaq”) that it has regained compliance with the Stockholders’ Equity Requirement under Nasdaq Listing Rule 5550(b)(1) and the Audit Committee Requirement under Nasdaq Listing Rule 5605(c)(2). As a result, the Company’s securities will continue to be listed and traded on Nasdaq.

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About Beneficient

Beneficient (Nasdaq: BENF) – Ben, for short – is on a mission to democratize the global alternative asset investment market by providing traditionally underserved investors – mid-to-high net worth individuals and small-to-midsized institutions – with early liquidity exit solutions that could help them unlock the value in their alternative assets. Ben’s AltQuote™ tool provides customers with a range of potential liquidity exit options within minutes, while customers can log on to the AltAccess® portal to digitize their alternative assets in order to explore early exit opportunities, receive proposals for liquidity in a secure online environment, engage custodial services for the digital alternative assets and receive data analytics to better inform investment decision making. Its subsidiary, Beneficient Fiduciary Financial, L.L.C., received its charter under the State of Kansas’ Technology-Enabled Fiduciary Financial Institution (TEFFI) Act and is subject to regulatory oversight by the Office of the State Bank Commissioner.

Forward-Looking Statements

This communication includes forward-looking statements as defined under U.S. federal securities laws. Forward-looking statements include all statements that are not historical statements of fact, including related to statements about the continued listing of the Company’s securities on Nasdaq. In addition, any statements that refer to projections, forecasts, or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “will,” “would,” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to significant risks and uncertainties, many of which are outside of our control, and could cause future events or results to be materially different from those stated or implied in this release. It is not possible to predict or identify all such risks. These risks include, but are not limited to, our ability to maintain compliance with Nasdaq listing standards and the risk factors that are described under the section titled “Risk Factors” in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other documents we file with the SEC. Forward-looking statements speak only as of the date they are made. Readers are cautioned not to put undue reliance on forward-looking statements, and we assume no obligation and do not intend to update or revise these forward-looking statements, whether as a result of new information, future events, or otherwise.

Contacts

Investors:

investors@beneficient.com